ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433

Registration Statement No. 333-137902
Dated June 24, 2008

Deutsche Bank

Product Snapshot – Three-Year Market Contribution Securities Linked to the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Total Return



Type: Three-Year Market Contribution Security
Positioning: Commodities

Description & Benefits

The Three-Year Market Contribution Securities (the "securities") offer clients:

- Vehicle for expressing a moderately bullish view on the commodity markets, specifically the DBLCI-MR Plus™ Total Return Index, over the next 3 years.
- Right to cause the Issuer to redeem the securities on an annual basis after the Settlement Date.
- Incorporates 200 bps annual cost for managing the Index.
- Full downside risk; if the Index does not appreciate by an amount sufficient to entirely offset the effect of the annual cost for managing the Index, investors may lose some or all of their investment.

Quick Facts

Issuer:	Deutsche Bank AG London (Moody's Aa1, S&P AA).[†]
Underlying:	DBLCI-MR Plus™ TR (BBG: DBLCMPUT Index <GO>) (the "Index").
Subscription Period Closes:	July 28, 2008 @ 10:00 AM EST.
Maturity:	3 years.
Investment Currency:	USD.
Principal Protection:	None.
Optional Early Redemption:	Right to cause the Issuer to redeem the securities on an annual basis after Settlement Date upon fourteen (14) calendar days notice, in accordance with procedures described in the term sheet No. 431S.
Downside Risk:	One-for-one participation on the downside plus 200 bps annual cost.
Annual Cost:	200 bps regardless of Index performance.
Investment Amount:	Minimum Denominations of $10,000 and integral multiples of $1,000 in excess thereof.
Commission:	$0.00.
IRA, ERISA eligible?	No.

Index Weight

DBLCI – MR™ ER: 100%

DBLCI – MR™ ER components and weights:

	Commodity	Base Weight	Current Weight
ENERGY	Light Sweet Crude	35.00%	20.61%
	Heating Oil	20.00%	11.56%
INDUSTRIAL METALS	Aluminium	12.50%	45.72%
PRECIOUS METALS	Gold	10.00%	10.86%
AGRICULTURE	Wheat	11.25%	2.59%
	Corn	11.25%	8.65%

Index Weight and weights of commodities as of 6/20/2008

Underlying

DBLCI-MR Plus™ Total Return Index combines the DBLCI-MR™ Excess Return's approach to investing in commodities with a momentum strategy that seeks to protect returns from downturns in the commodities market. On each monthly rebalancing date, the proportion of the Index invested in the DBLCI-MR™ Excess Return (the "Underlying Index") is determined based on the Underlying Index performance over the previous twelve months.

The Underlying Index is composed of futures contracts on six commodities – ***crude oil, heating oil, aluminum, gold, wheat and corn.***

- Captures returns from two sources: spot return and roll yield.
- Broad exposure to commodities as an asset class.
- Frees the investor from the mechanics of futures trading (e.g., contract rolling and physical delivery).
- Applies a mean reversion adjustment which reduces the weighting of expensive commodities while increasing the weighting of cheap commodities, according to a rule based mechanism.

The weighting of each commodity in the Underlying Index depends on the deviation of the commodity's price from its long-term average. If the short-term moving average of a commodity rises significantly above its long-term moving average, the weighting of such commodity in the Underlying Index will be reduced and vice versa.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 431S, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement S, term sheet No. 431S and this product snapshot if you so request by calling toll-free 1-800-311-4409. The Deutsche Bank Liquid Commodity Index – Mean Reversion™ Excess Return and the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Total Return are intellectual property of Deutsche Bank AG. "Deutsche Bank Liquid Commodity Index – Mean Reversion™ Excess Return" and "Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Total Return" are trade marks of Deutsche Bank AG. Deutsche Bank AG reserves all the rights, including copyright, to the indices.

Terms used but not defined in this document are defined in Term Sheet No. 431S.

[†] **A credit rating is not a recommendation to buy, sell or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG's Global Notes Program, Series A does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.**

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Product Snapshot – Three-Year Market Contribution Securities Linked to the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Total Return

The risk of investing in commodities can be substantial. The value of the securities and the price of the commodities that comprise the Underlying Index may be affected by numerous market factors, including events in the equity markets, the bond market and the foreign exchange market, fluctuations in interest rates, and world economic, political and regulatory events. A rise in the value of one commodity may be offset by a fall in the value of one or more of the other commodities comprising the Underlying Index.

The return or loss that you realize on the securities will depend on the Index’s performance during the term of the securities and is subject to a 2.00% annual cost regardless of the performance of the Index. There is no assurance that the commodities that comprise the Underlying Index will have positive performance and past performance of any of the commodities that comprise the Underlying Index is not a guarantee, nor necessarily indicative, of their future performance.

The payment at maturity or upon early redemption will be reduced by approximately 2.00% of the security face amount for each year that the securities remain outstanding. Since the annual cost is applied to the closing value of the Index on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, the annual cost will reduce the return on the securities regardless of whether the Index appreciates or depreciates in value.

The securities are not principal protected, and because the return to an investor is based on the performance of the Index as of the Final Valuation Date or the Early Redemption Valuation Date, as applicable, the investor may lose part or all of its initial investment.

The securities do not pay interest and investors will not receive coupon payments.

The receipt by the investor of monies owed under the securities is subject to and dependent on Deutsche Bank AG’s abilities to pay such monies. Consequently, investors are subject to counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

Significant aspects of the U.S. federal income tax treatment of the securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in term sheet No. 431S related to this offering.

Annual Price Performance of the DBLCI-MR Plus™ TR (12/31/02-6/20/08)

The above chart is for illustrative purposes only and does not purport to predict performance of the securities or the Index. The payout on the securities is tied to the value of the Index on a specific date. As such, a temporary decline in value prior to such specific date could greatly affect the holder's return.

The Index was launched in July 2007. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the Index was possible at anytime prior to July 2007. Past performance of the Index is no guarantee of future results.

We cannot give you assurance that the performance of the Index will result in the return of your initial investment.

Source: Bloomberg

Past performance – including any performance based on retrospective calculations – is not necessarily indicative of future results.

Risk Considerations

Type: Three-Year Market Contribution Security

Positioning: Commodities

50% 40% 30% 20% 10% 0% -10% 2003 2004 2005 2006 2007 YTD 17% 26% -1% 31% 45% 36%